                 WILLIAM BLAIR MEZZANINE CAPITAL FUND II, L.P.

                       SENIOR SUBORDINATED LOAN AGREEMENT

                   $13,500,000 SENIOR SUBORDINATED TERM NOTE

                               DUE JUNE 30, 2004

                           [R-B CAPITAL CORPORATION]

                               TABLE OF CONTENTS
                               -----------------

                                                                            Page
ARTICLE 1  DEFINITIONS...................................................... 1
     1.1   Certain Definitions.............................................. 1
     1.2   Accounting Principles............................................ 8

ARTICLE 2  CREDIT TERMS..................................................... 8
     2.1   Purchase and Sale of the Notes................................... 8
     2.2   Repayment of Principal........................................... 9
     2.3   Interest......................................................... 9
     2.4   Prepayments...................................................... 9
     2.5   Payments.........................................................10
     2.6   Pro Rata Payment.................................................10

ARTICLE 3  CLOSING DELIVERIES...............................................11

ARTICLE 4  REPRESENTATIONS AND WARRANTIES...................................12
     4.1   Organization and Qualification...................................12
     4.2   Authorization, Validity and Enforceability.......................12
     4.3   Capitalization...................................................13
     4.4   No Event of Default; Compliance with Instruments.................13
     4.5   Compliance with Laws.............................................13
     4.6   Litigation.......................................................14
     4.7   Regulations G and X..............................................14
     4.8   ERISA............................................................14
     4.9   Subsidiaries.....................................................14
     4.10  Financial Condition..............................................14
     4.11  Absence of Undisclosed Liabilities...............................14
     4.12  Assets...........................................................15
     4.13  Tax Matters......................................................15
     4.14  Contracts........................................................15
     [4.15 Armaments; Northern Ireland; South Africa].......................15

ARTICLE 5  AFFIRMATIVE COVENANTS............................................16
     5.1   Payment of Obligations...........................................16
     5.2   Preservation of Corporate Existence..............................16
     5.3   Payment of Taxes and Claims......................................16
     5.4   Reporting Requirements...........................................16
     5.5   Notices to Lender................................................18
     5.6   Maintenance of Insurance.........................................19

     5.7   Maintenance of Properties........................................19
     5.8   Keeping of Records and Books of Account..........................19
     5.9   Visitation Rights................................................19
     5.10  Compliance with Laws.............................................19
     5.11  Performance of Agreements........................................19
     5.12  Environmental and Safety Matters.................................19
     5.13  Use of Proceeds..................................................20
     5.14  Assertion of Rights Under Certain Agreements.....................20

ARTICLE 6  NEGATIVE COVENANTS...............................................20
     6.1   Indebtedness.....................................................20
     6.2   Liens............................................................21
     6.3   Contingent Obligations...........................................21
     6.4   Operating Lease Obligations......................................21
     6.5   Merger or Sale...................................................21
     6.6   Purchase or Acquisition. Except as contemplated by the
           Related Transactions Documents...................................21
     6.7   Investments......................................................22
     6.8   Distributions....................................................22
     6.9   Amendments or Changes in Agreements..............................22
     6.10  Transactions with Affiliates.....................................22
     6.11  Business Conducted...............................................22
     6.12  Fiscal Year......................................................22
     6.13  Sale and Leaseback Transactions..................................23
     6.14  Investment Banking, Broker's and Finder's Fees...................23
     6.15  Subsidiaries.....................................................23
     6.16  Capital Expenditures.............................................23
     6.17  Allocation of Consideration......................................23
     6.18  Additional Financial Covenants...................................23
     6.19  Waiver of Rights Under Certain Agreements........................23

ARTICLE 7  DEFAULT..........................................................23
     7.1   Events of Default................................................23
     7.2   Consequences of Event of Default.................................25
     7.3   Other Rights.....................................................25

ARTICLE 8  REPRESENTATIONS AND WARRANTIES OF LENDER.........................25
     8.1   Capacity.........................................................25
     8.2   Accredited Investor..............................................25
     8.3   Investment Purpose...............................................26

ARTICLE 9  TRANSFER OF THE NOTE..............................................26
     9.1   Successors and Assigns in General.................................26
     9.2   Transfer..........................................................26

ARTICLE 10 MISCELLANEOUS.....................................................27
     10.1  Modifications, Amendments or Waivers..............................27
     10.2  No Implied Waivers; Cumulative Remedies; Writing Required.........27
     10.3  Reimbursement of Expenses; Taxes..................................27
     10.4  Notices...........................................................28
     10.5  Survival..........................................................28
     10.6  Governing Law; Consent to Jurisdiction and Service of Process;
           Waiver of Jury Trial..............................................29
     10.7  Severability......................................................30
     10.8  Headings..........................................................30
     10.9  Counterparts......................................................30
     10.10 Indemnification...................................................30
     10.11 Payment Set Aside.................................................32
     10.12 Interpretation....................................................32

                       SENIOR SUBORDINATED LOAN AGREEMENT
                       ----------------------------------


     This SENIOR SUBORDINATED LOAN AGREEMENT is made and entered into as of _____________, 1997 between [R-B CAPITAL CORPORATION], a [Minnesota] corporation, as the borrower ("[R-B CAPITAL]"); and WILLIAM BLAIR MEZZANINE CAPITAL FUND II, L.P., a Delaware limited partnership ("Blair"), as the lender.

     In consideration of the mutual covenants and agreements contained herein, the parties agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS
                                  -----------

     1.1 Certain Definitions. In addition to other terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth below:

          "Acquisition" shall mean the acquisition of all of the common stock of Peerless Parent through the Offer and the Merger.

          "Affiliate" of any Person shall mean any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes hereof, "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person whether through ownership of securities, by contract or otherwise; provided, however, that any director, executive officer or other Person which owns directly or indirectly 5% or more of the securities of any other Person having ordinary voting power for the election of directors shall be deemed to control such other Person. Under no circumstances shall Lender be deemed to be an Affiliate of Borrower or any of its Affiliates.

          "Agreement" shall mean this Senior Subordinated Loan Agreement, as it may be amended, modified or supplemented from time to time.

          "Bankruptcy Code" shall mean the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. (S)101, et seq.), as amended and in effect from time to time and the regulations issued from time to time thereunder.

          "Borrower" shall mean [R-B CAPITAL] and, where applicable hereunder, its successors by merger.

          "Business Day" shall mean any day other than a Saturday, Sunday or public holiday under the laws of the State of Illinois or other day on which banking institutions are authorized or obligated to close in the State of Illinois.

          "Capital Expenditures" shall mean, for any period and with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for such period for the acquisition or leasing under Capital Leases of fixed or capital assets or additions to fixed or capital assets (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

          "Capital Lease" shall mean a lease under which the obligations of the lessee would, in accordance with GAAP, be included in determining total liabilities as shown on the liability side of a balance sheet of the lessee.

          "Capital Lease Obligations" shall mean the amount of the liability reflecting the aggregate discounted amount of future payments under all Capital Leases calculated in accordance with GAAP and Statement of Financial Accounting Standards No. 13.

          "Cash Flow" shall mean, for any period, EBITDA for such period minus Capital Expenditures paid in cash for such period and otherwise permitted by this Agreement, all as determined for Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

          "Change of Control" shall mean the acquisition whether through a single or series of transactions, by any Person or group of Persons other than Lender, their respective Affiliates or their Permitted Transferees (as defined in the Shareholders Agreement) of the voting power of 50% or more of Borrower's common stock (as computed on a fully diluted basis).

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute, together with the rules and regulations thereunder, in each case as in effect from time to time.

          "Contingent Obligations", with respect to any Person, shall mean, without duplication, any direct or indirect liability, contingent or otherwise of such Person with respect to any Indebtedness of another or other obligation or liability of another, including, without limitation, any such Indebtedness, obligation or liability of another directly or indirectly guaranteed, endorsed (other than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including obligations or liabilities, contingent or otherwise, arising through any agreement to purchase, repurchase or otherwise acquire such Indebtedness obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income or other financial condition, or to make payment other than for value received. The amount of any Contingent Obligation shall be the amount of the obligation to the extent so guaranteed or otherwise supported, or any other contingent obligation or liability of such Person, whether or not reflected in such Person's financial statements.

          "Distribution", with respect to any Person, shall mean: (a) any dividend or other distribution, direct or indirect, by such Person on account of any shares of any class of stock of such Person; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, by such Person of any shares of any class of stock of such Person; and (c) any payment made by such Person to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of such Person other than
(x) dividend payments or other distributions payable solely in Securities and
(y) amounts fully funded by keyman insurance policies or the like and amounts of up to _______ per annum to repurchase Securities of employees of Borrower or any of its Subsidiaries.

          "EBITDA" shall mean, for any period, for Borrower and its Subsidiaries on a consolidated basis, determined in accordance with GAAP, the sum of (a) Net Income (Loss) for such period, plus (b) all amounts deducted from net income (or net loss) for such period for depreciation or amortization, plus (c) interest expense deducted from net income (or net loss) for such period, plus (d) all accrued taxes on or measured by income to the extent included in the determination of such net income (or loss), plus (e) all other non-cash charges which reduced Net Income (Loss) for such period.

          "Environmental and Safety Requirements" shall mean all present and future federal, state, local and foreign laws, statutes, rules, regulations, ordinances and other requirements, including, without limitation, permits issued thereunder, judicial and administrative orders and determinations, contractual obligations and common law concerning public health and safety, nuisance, worker health and safety, protection of the environment, pollution or contamination of any type whatsoever, including, without limitation, all standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, sale, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous, toxic or otherwise dangerous chemical, material, substance or waste, or mixture, pesticide, petroleum product or byproduct, asbestos, polychlorinated biphenyls, noise or radiation.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute, together with the rules and regulations thereunder, in each case as in effect from time to time.

          "ERISA Affiliate" as applied to any Person, shall mean any trade or business, (whether or not incorporated) which is a member of a group of which that Person is a member and which is under common control or otherwise affiliated within the meaning of Section 414 of the Code or Section 4001 of ERISA and the regulations promulgated and rulings issued thereunder. Notwithstanding the foregoing, neither Lender nor any of its Affiliates shall be deemed an ERISA Affiliate.

          "Event of Default" shall mean any of the Events of Default described in Section 7.1 hereof.

          "Excess Cash Flow" shall mean, for any period, Cash Flow for such period minus, to the extent paid in cash for such period, taxes, interest and payments of principal on any Indebtedness.

          "GAAP" shall mean United States generally accepted accounting principles, as in effect from time to time, consistently applied.

          "Indebtedness" of any Person shall mean, without duplication: (a) all indebtedness for borrowed money, including, without limitation, indebtedness constituting all or any part of the deferred purchase price of property or services; (b) Capital Lease Obligations; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) obligations under interest rate swap agreements, interest rate cap agreements, interest rate collar agreements or other similar agreements or arrangements designed to protect against fluctuations in interest rates; and
(e) all indebtedness secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of such Person.

          "Intercreditor Agreement" shall mean the Subordination Agreement of even date herewith between Lender, Borrower and Senior Lender, in the form attached hereto as Exhibit A, as the same may be amended or supplemented from time to time.

          "Investment" shall mean, with respect to any Person, (a) any direct or indirect purchase or other acquisition by such Person of any beneficial interest in, including stock, partnership interest, notes or other securities of, any other Person and (b) any direct or indirect loan, advance or capital contribution by such Person to any other Person, including all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of business.

          "Lender" shall mean Blair and its participants, transferees, successors and assigns.

          "Lien" shall mean any lien, mortgage, pledge, security interest, charge or encumbrance of any kind, whether voluntary or involuntary, including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest.

          "Material Adverse Effect" shall mean a material adverse change in, or a material adverse effect upon, the business, operations, properties or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole.

          "Merger" shall mean the merger of Borrower's subsidiary with and into Peerless Parent contemplated by the Merger Agreement.

          "Merger Agreement" shall mean the Agreement and Plan of Merger dated as of April __, 1997 between Peerless Parent, Borrower's subsidiary and Borrower.

          "Multiemployer Plan" shall mean any Plan which is a "multiemployer plan" as defined in Section 3(37) of ERISA.

          "Multiple Employer Plan" shall mean a single employer plan as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of Borrower or any of its ERISA Affiliates and at least one Person other than Borrower or its ERISA Affiliates, or (b) was so maintained and with respect to which Borrower or any of its ERISA Affiliates could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

          "Net Income (Loss)" shall mean, for any period, the net income (or loss) of Borrower and its Subsidiaries on a consolidated basis for such period, determined in accordance with GAAP; provided that in determining Net Income
(Loss) there shall be excluded:

               (a) the income (or loss) of any Person which is not a Subsidiary of Borrower, except to the extent of the amount of dividends or other distributions actually paid to Borrower or any of its Subsidiaries in cash by such Person during such period and the payment of dividends or similar distributions by that Subsidiary is not at the time prohibited by operation of the terms of its charter or of any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to that Subsidiary;

               (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Borrower or is merged into or consolidated with Borrower or any of its Subsidiaries or that Person's assets are acquired by Borrower or any of its Subsidiaries;

               (c) the proceeds of any life insurance policy; and

               (d) any other extraordinary or non-recurring gains or losses of Borrower or its Subsidiaries, and related tax effects in accordance with GAAP.

          "Obligations" shall mean all obligations of every nature of Borrower from time to time owed to Lender under any of the Senior Subordinated Loan Documents.

          "Offer" shall mean the offer to purchase shares of common stock of Peerless Parent contemplated by the Merger Agreement.

          "Peerless Chain" shall mean Peerless Chain Company, a Minnesota corporation.

          "Peerless Parent" shall mean Peerless Industrial Group, Inc., a Minnesota corporation.

          "Pension Plan" shall mean any employee pension benefit plan as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code or a money purchase pension plan.

          "Person" shall mean any individual, corporation, partnership, company, joint venture, association, bank, trust company or trust, whether or not legal entities, or any governmental entity or agency or political subdivision thereof.

          "Plan" shall mean any employee benefit plan as defined in Section 3(3) of ERISA, whether or not terminated, to which Borrower or any of its ERISA Affiliates maintains, contributes or has any actual or potential liability and any other employee benefit or compensatory plan, program, policy or arrangement with respect to which Borrower or any of its ERISA Affiliates has an actual or potential liability.

          "Potential Event of Default" shall mean any occurrence, condition, act or omission which, with the passage of time or the giving of notice or both, would result in an Event of Default hereunder.

          "Principal" shall mean the unpaid principal amount of the senior subordinated loans made pursuant to Section 2.1.

          "Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

          "Qualified Plan" shall mean any employee pension benefit plan as defined in Section 3(2) of ERISA other than a Pension Plan that is intended to qualify under Section 401(a) of the Code.

          "Quarterly Payment Date" shall mean the last day of March, June, September and December of each year.

          "Related Transactions" shall mean the Merger, the Offer, the Share Purchase, the execution and delivery of the Related Transactions Documents, the funding of the term loan pursuant to the Senior Subordinated Loan Documents, and the payment of all fees, costs and expenses associated with all of the foregoing.

          "Related Transactions Documents" shall mean the Senior Subordinated Loan Documents, the Senior Loan Documents, the Intercreditor Agreement, the Shareholders

Agreement, the Merger Agreement, the Tender and Stock Option Agreement, the W.P. Carey Agreement and any other documents or instruments executed and delivered in connection with the Merger of the Offer, if any.

          "Sale" shall have the meaning set forth in Section 2.4(b).

          "Securities" shall mean securities of the Company, including, without limitation, shares of any class of the Company's common stock and securities exercisable, convertible or exchangeable into shares thereof.

          "Senior Indebtedness" shall mean any and all amounts constituting Senior Indebtedness (as defined in the Intercreditor Agreement (as in effect on the date hereof)).

          "Senior Lender" shall mean The CIT Group/Business Credit, Inc.

          "Senior Loan Agreement" shall mean that certain [Credit Agreement] dated as of _______________, as amended to date, by and among Peerless Chain, Peerless Chain of Iowa, Inc. and Senior Lender, as the same may be supplemented, amended, modified or replaced from time to time in accordance with the provisions of this Agreement.

          "Senior Loan Documents" shall mean the Senior Loan Agreement and all other documents, agreements, certificates and instruments attached thereto, referred to therein or delivered in connection therewith, as any or all of the foregoing may be supplemented, amended, modified or replaced from time to time in accordance with the provisions of this Agreement.

          "Senior Subordinated Loan Documents" shall mean this Agreement, the Note (as herein defined), the Shareholders Agreement and any and all other documents, agreements, certificates and instruments executed or delivered in connection herewith or therewith, as any or all of the foregoing may be supplemented, amended or modified from time to time.

          "Share Purchase" shall mean the issuance and sale by Borrower and purchase by Lender, upon the making of the Senior Subordinated Loan, of Securities for an aggregate purchase price of $____________, all subject to and upon the terms and conditions of the Shareholders Agreement, which such shares shall, upon their issuance, be validly issued, fully paid and nonassessable and free and clear of any and all Liens (except for those Liens arising by the terms of the Shareholders Agreement).

          "Shareholders Agreement" shall mean the Shareholders Agreement among Borrower, Lender, [Ridge Advisors, Inc.] and the other shareholders named therein, in the form attached hereto as Exhibit B, as the same may be amended or supplemented from time to time.

          "Subsidiary" shall mean (i) any Person of which or in which a Person owns directly or indirectly 100% of the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such Person, if it is a corporation, (ii) the capital interest or profits interest of such Person, if it is a partnership, joint venture or similar entity or (iii) the beneficial interest of such Person, if it is a trust, association or other unincorporated entity.

          "Tender and Stock Option Agreement" shall mean that certain Tender and Stock Option Agreement dated as of April __, 1997 by and among Borrower, Borrower's subsidiary and certain shareholders of Peerless Parent.

          "W.P. Carey Agreement" shall mean that certain Subordination, Consent and Estoppel Agreement dated as of April __, 1997 by and between Lender, Peerless Chain and CPA Peerless Limited Partnership.

Other terms are defined elsewhere in this Agreement.

     1.2 Accounting Principles. Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP as consistently applied as to Borrower. If any changes in GAAP are hereafter required or permitted and are adopted by Borrower with the agreement of their certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants, restrictions or standards herein or in the related definitions or terms used therein, the parties hereto agree to enter into negotiations to amend such provisions so as to reflect equitably such changes with the desired result that the criteria for evaluating the financial condition of Borrower shall be the same after such changes as if such changes had not been made; provided, however, that no change in GAAP that would affect the method of calculation of any of the financial covenants, restrictions or standards or definitions of terms used therein shall be given effect in such calculations until such provisions are amended in a manner reasonably satisfactory to Lender.


                                   ARTICLE 2

                                  CREDIT TERMS

     2.1 Purchase and Sale of the Notes. Subject to the terms hereof, on the date hereof, Lender shall purchase from Borrower, and Borrower shall issue and sell to Lender, a senior subordinated note (the "Note") evidencing a term loan (the "Loan") in the principal amount of $13,500,000 and for the purchase price of $__________ . The Note shall be (a) dated as of the date hereof, (b) subject to the terms of this Agreement and (c) in the form attached hereto as Exhibit C.

     2.2 Repayment of Principal. Unless otherwise required or permitted to be sooner paid pursuant to the provisions hereof and of the Note, Borrower shall, repay the Principal on the Loan in full on June 30, 2004.

     2.3  Interest.

          (a) Interest. So long as no Event of Default has occurred and is continuing, the Principal on the Loan shall bear interest from the date hereof until paid, computed on the basis of a 360-day year for the actual number of days elapsed, at a fixed annual rate of 13%.

          (b) Periodic Interest Payments. Accrued interest on the Loan shall be due and payable quarterly in arrears on each Quarterly Payment Date commencing on the earlier of (i) the first Quarterly Payment Date following the consummation of the Merger and (ii) the Quarterly Payment Date on September 30, 1997. In addition, all accrued and unpaid interest on the Loans shall be paid upon the payment in full of the Principal and, if payment in full is not paid when due, thereafter on demand.

          (c) Default Interest Rate. After the occurrence and during the continuance of any Event of Default, any interest not paid when due to Lender hereunder shall bear interest, payable on demand, at the rate of 16% per annum.

          (d) Savings Clause. In no contingency or event shall the interest rate charged pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that Lender has received interest hereunder in excess of the highest applicable rate, the amount of such excess interest shall be applied against the Principal then outstanding, and any excess interest remaining after such application shall be refunded to Borrower.

     2.4  Prepayments.

          (a) Optional Prepayments. Borrower may, at its option and without penalty or premium, prepay Principal on the Loan, together with accrued interest thereon:

               (i) at any time on or after the third anniversary hereof, provided that such prepayment of Principal shall be (A) in increments of $500,000 and (B) made out of Excess Cash Flow; and

               (ii) upon the consummation of (A) a Change of Control, (B) the sale, transfer or disposition of all or substantially all of the assets of Borrower (a "Sale") or (C) an initial public offering of Securities, provided that the Principal on the Loan is repaid in full.

Borrower shall give notice (a "Prepayment Notice") to Lender of any optional prepayment under this Section 2.4 not later than 12:00 p.m., Chicago, Illinois time, on the tenth Business Day preceding the date of prepayment, specifying the prepayment date and Principal to be prepaid (the "Prepayment Principal Amount"). Once a Prepayment Notice has been given, the Prepayment Principal Amount specified therein, together with all accrued interest to the date of payment and the applicable Prepayment Premium, shall become due and payable on the date specified in the Prepayment Notice.

          (b) Mandatory Prepayment on a Sale or a Change of Control. Borrower shall give written notice (a "Change Notice") to Lender upon the earlier of (i) 30 days prior to the consummation of and (ii) the date of execution of a definitive agreement providing for, a Sale or a Change of Control. Upon receipt of a Change Notice, Lender shall have the right, exercisable at any time within 30 days after receipt of a Change Notice, to require that the Principal on the Loan be repaid in full, without penalty or premium but together with all accrued interest thereon, on or before the date of consummation of the Sale or the Change of Control.

     2.5  Payments.  All payments hereunder and under the Note shall:

          (a) be made to the Lender and shall be made prior to 12:00 p.m., Chicago, Illinois time, on the date due, to the Lender's account set forth on
Schedule 2.5 hereto, in lawful money of the United States of America, by wire transfer in immediately available funds; and

          (b) except as required by applicable law, be made without set off, deduction or counterclaim, free and clear of all taxes (other than taxes imposed on the net income of Lender or franchise taxes), levies, imports, duties, fees and charges, and without any withholding, restriction or conditions imposed by any governmental authority. If Borrower is required by law to deduct any such amounts from or in respect of any sum payable hereunder to Lender, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions, Lender receives an amount equal to the sum it would have received had no such deductions been made.

Whenever any payment to be made hereunder or under the Note shall be stated to be due on a date other than a Business Day, such payment shall be made on the immediately preceding Business Day.

     2.6 Pro Rata Payment. All payments hereunder and under the Note shall, at all times, if ever, during which there is more than a single holder of the Note (or notes issued in replacement thereof), be made pro rata among such holders based upon the aggregate unpaid principal amount of the notes respectively held by each such holder, as reflected in the register maintained by Borrower pursuant to Section 9.1.

                                   ARTICLE 3

                              CLOSING DELIVERIES
                              ------------------

     The obligation of Lender to purchase the Note and Securities on the date hereof is subject to, among other things, Borrower delivering or causing to be delivered to Lender on the date hereof the following (the form and substance of each of which is satisfactory to Lender and its counsel):

          (a) this Agreement, duly executed by Borrower;

          (b) the Note, duly executed by Borrower;

          (c) the Intercreditor Agreement, duly executed by Borrower and Senior Lender;

          (d) the W.P. Carey Agreement, duly executed by the parties thereto;

          (e) the Shareholders Agreement, duly executed by Borrower and all other parties thereto;

          (f) a transaction fee of $350,000 to William Blair Mezzanine Capital Partners II, L.L.C.;

          (g) certificates and, as applicable, instruments representing the Securities issued to Lender pursuant to the Share Purchase;

          (h) a written opinion of Mayer, Brown & Platt, counsel to Borrower, dated as of the date hereof, in the form attached hereto as Exhibit D;

          (i) certified copies of all documents evidencing corporate action taken by Borrower with respect to the Senior Subordinated Loan Documents and the other Related Transactions Documents;

          (j) a certificate of Borrower, signed by its chairman or president, to the effect that: (i) all of the representations and warranties of Borrower contained in this Agreement are true and correct as of the date hereof; (ii) Borrower has complied with and performed all of the terms, covenants and agreements contained in the Senior Subordinated Loan Documents which are to be complied with or performed by Borrower on or before the date hereof; and (iii) no Event of Default or Potential Event of Default has occurred and is continuing;

          (k) a certificate of Borrower, signed by its secretary or an assistant secretary, certifying the names of the officers authorized to sign the Senior Subordinated Loan Documents, together with specimens of the true signatures of such officers;

          (l) a copy of Borrower's Articles of Incorporation, certified by the [Minnesota] Secretary of State, and a copy of Borrower's By-Laws, certified by its Secretary to be true and correct and in full force and effect as of the date hereof;

          (m) a good standing certificate with respect to Borrower from the [Minnesota] Secretary of State, and from the Secretary of State of each other jurisdiction where each such entity is qualified to do business;

          (n) copies of the Related Transactions Documents, including any amendments thereto, certified by Borrower's Secretary to be true and correct and in full force and effect; and

          (o) such other documents, agreements, certificates and instruments as Lender may reasonably request.


                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

     Borrower represents and warrants to Lender that the following statements are true, correct and complete and such representations and warranties shall survive the execution and delivery of this Agreement and the issuance of the Note and Securities, notwithstanding any investigation made by Lender.

     4.1 Organization and Qualification. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of [Minnesota], and is in good standing and is duly qualified to do business as a foreign corporation in each jurisdiction where failure to be in good standing or qualified would have a Material Adverse Effect.

     4.2 Authorization, Validity and Enforceability. Borrower has the corporate power and authority to execute, deliver and perform each of the Senior Subordinated Loan Documents to which it is a party and to incur the borrowings or other obligations contemplated by the provisions thereof. Borrower has taken all necessary corporate action (including, without limitation, obtaining approval of its shareholders) to authorize the execution, delivery and performance of each of the Senior Subordinated Loan Documents to which it is a party. No consent, approval or authorization of, or declaration or filing with, any governmental authority, and no consent of any other Person, is required in connection with the execution, delivery and performance by Borrower of the Senior Subordinated Loan Documents to which it is a party. Each Senior Subordinated Loan Document to which Borrower is a party has been duly executed and delivered by Borrower and constitutes the legal, valid and binding obligation of Borrower, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies. Borrower's execution, delivery and performance of each Senior Subordinated Loan Document to which it is a party do not and will not conflict with, or constitute a violation or breach of, or constitute a default under, or result in the creation or imposition of any Lien upon its property by reason of the terms of (a) any contract, mortgage, lease, agreement, indenture or instrument to which it is a party or which is binding upon it, (b) any judgment, law, statute, rule or governmental regulation applicable to it or (c) its Articles of Incorporation or By-laws.

     4.3  Capitalization.

          (a) The authorized and outstanding capital stock of Borrower, after giving effect to the Share Purchase, is as set forth on Schedule 4.3 hereto. Except as contemplated by Shareholders Agreement, all of the outstanding shares of capital stock of Borrower are validly issued, fully paid and nonassessable and free and clear of any and all Liens.

          (b) There are not outstanding any shares of stock, securities, rights or options convertible or exchangeable into or exercisable for any shares of Borrower's capital stock, stock appreciation rights or phantom stock. Except pursuant to the Shareholders Agreement, Borrower is not under any obligation, contingent or otherwise, to redeem or otherwise acquire any shares of its capital stock or any securities, rights or options to acquire such capital stock, stock appreciation rights or phantom stock. Schedule 4.3 sets forth a complete and accurate list of the names of, and indicates the respective ownership of, the holders of all capital stock, securities or other rights of Borrower.

          (c) Except as otherwise contemplated by the Shareholders Agreement, there are no statutory or contractual shareholders' preemptive rights with respect to the issuance of Securities in connection with the Share Purchase or otherwise related to any Securities. Except for the Shareholders Agreement, there are no agreements between Borrower's direct or indirect shareholders with respect to the voting or transfer of Borrower's capital stock or with respect to any other aspect of Borrower's affairs.

     4.4 No Event of Default; Compliance with Instruments. No event has occurred and no condition exists which would constitute an Event of Default or Potential Event of Default. Borrower is not in violation of any term of (a) its Articles of Incorporation or By-laws, or (b) any agreement, instrument, contract or commitment to which it is a party or by which it may be bound.

     4.5 Compliance with Laws. Borrower is in compliance in all material respects with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof. No claims have been filed against Borrower alleging a violation of, or liability or responsibility under, any such law or regulation which have not been heretofore settled.

     4.6 Litigation. There are no actions, suits or proceedings pending or, to Borrower's knowledge, threatened against or affecting Borrower before any court or governmental department, agency or instrumentality, domestic or foreign, which purport to affect or pertain to this Agreement or any other of the Related Transactions Documents or any of the Related Transactions. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or governmental department, agency or instrumentality, domestic or foreign purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Related Transactions Documents, or directing that any of the Related Transactions not be consummated as provided herein or therein.

     4.7 Regulations G and X. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying "margin stock", as defined in Regulation G of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), and no part of the proceeds of the Obligations shall be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in violation of Regulations G and X of the Federal Reserve Board.

     4.8 ERISA. Neither Borrower nor any of its ERISA Affiliates maintains, contributes to, or has any obligation to contribute to or has maintained or contributed to at any time prior to the date hereof any Multiemployer Plan, Multiple Employer Plan or Pension Plan.

     4.9 Subsidiaries. Borrower has no Subsidiaries other than its wholly-owned Subsidiary, [R-B MERGER SUB, INC.].

     4.10 Financial Condition. Borrower has delivered to Lender the audited consolidated balance sheets and related consolidated statements of operations, shareholders' equity and cash flows and partnership capital of Peerless Parent for the years ended as of December 31, 1995 and December 31, 1996. To the best knowledge of Borrower, such financial statements were prepared in accordance with GAAP and present fairly the consolidated financial position of Peerless Parent as at the dates thereof and the consolidated results of its operations for the periods then ended. To the best knowledge of Borrower, since December 31, 1996, there has not occurred, and no event, occurrence or condition exists, which has or is reasonably likely to have a material adverse effect upon the business, operations, properties or condition (financial or otherwise) of Peerless Parent and its subsidiaries, taken as a whole.

     4.11 Absence of Undisclosed Liabilities. To the best of Borrower's knowledge, Borrower has no obligation or liability (whether accrued, known to it, whether due or to become due and regardless of when asserted) arising out of transactions entered into, on or prior to the date hereof, or any action or inaction on or prior to the date hereof, or any state of facts existing on or prior to the date hereof.

     4.12 Assets. Borrower will, upon consummation of the Acquisition, have good and indefeasible title to, or a valid leasehold interest in, or a valid license to use, the properties and assets used in the conduct of its business as presently conducted and as presently proposed to be conducted by it, located on its premises, free and clear of all Liens, except for Liens permitted under
Section 6.2.

     4.13 Tax Matters. Borrower and its Subsidiaries have filed all federal and other material tax returns and reports required to be filed, and have paid all federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their Properties, income or assets otherwise due and payable.

     4.14 Contracts. (a) Borrower has performed all the obligations required to be performed by it to the date of this Agreement and is not in receipt of any written claim of default under any contract, commitment or other agreement to which it is a party; (b) to the best knowledge of Borrower, no event has occurred which, with the passage of time or the giving of notice or both, would result in a breach or default under any contract, instrument or other agreement to which Borrower is a party or is bound; and (c) to the best knowledge of Borrower, no contract or commitment to Borrower has been breached in any material respect or canceled by the other party.

     [4.15  Armaments; Northern Ireland; South Africa.

          (a) No material portion of the businesses of Borrower or Peerless Chain consists of the production or sale of armaments.

          (b) Neither Borrower nor Peerless Chain engages in the manufacture, distribution or sale of firearms, munitions (including rubber or plastic bullets), tear gas, armored vehicles or military aircraft for use or deployment in any activity in Northern Ireland.

          (c) Neither Borrower nor Peerless Chain is an agency or instrumentality of the government of The Republic of South Africa nor a corporation (i) incorporated under the laws of The Republic of South Africa,
(ii) doing business directly or through any Subsidiary, in or with The Republic of South Africa, (iii) receiving in excess of 50% of its revenues from The Republic of South Africa or (iv) otherwise having any interests in or relationships with The Republic of South Africa.]

                                  ARTICLE 5

                             AFFIRMATIVE COVENANTS
                             ---------------------

     Borrower covenants that, except with the prior written consent of Lender, so long as any of the Obligations remain outstanding:

     5.1 Payment of Obligations. Borrower shall pay all of the Obligations, as the same become due and payable.

     5.2 Preservation of Corporate Existence. Borrower shall, except as contemplated by the Related Transactions, preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in such jurisdictions where failure to so qualify would have a Material Adverse Effect.

     5.3 Payment of Taxes and Claims. Borrower shall pay and discharge all taxes, assessments and other governmental charges imposed upon it or upon its income or properties, prior to the date on which penalties attach thereto, and shall pay all claims which, if unpaid, would become a Lien upon any of its properties, except for any such tax, assessment, charge, levy or claim which is being contested by or on behalf of such entity in good faith and by proper proceedings and for which such reserves or other provisions as may be required by GAAP shall have been made and recorded.

     5.4 Reporting Requirements. Borrower shall promptly furnish to Lender all such financial information respecting it as Lender shall reasonably request and shall notify its auditors and accountants that Lender is authorized to obtain such information directly from them if such entity fails to furnish such information to Lender. Without limiting the foregoing, Borrower shall furnish to Lender, in such detail as Lender shall reasonably request, the following:

          (a) Monthly Financial Statements. As soon as available and in any event within thirty (30) days after the end of each month (commencing after the month in which the Merger is consummated), an unaudited consolidated and consolidating balance sheet, statement of income and expense and statement of cash flow for Borrower and its subsidiaries for such monthly period and for the then current fiscal year to date, all in reasonable detail, and setting forth in comparative form, figures for the corresponding period of the previous fiscal year and the corresponding period of Borrower's budget. Such statements shall be certified by the president or senior financial officer of Borrower as fairly presenting the consolidated and consolidating financial position of Borrower and its Subsidiaries as of the dates indicated and the results of operations and cash flow for the calendar month indicated in accordance with GAAP, subject to normal year-end adjustments and the absence of footnote.

          (b) Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year, an audited annual report of Borrower containing a (i) balance sheet, (ii) statement of income and expense, (iii) statement of shareholders' equity and (iv) statement of cash flow for such year, and setting forth in each case, in comparative form, figures for the previous fiscal year, all in reasonable detail, fairly presenting the consolidated and consolidating financial position and the results of operations of Borrower and its subsidiaries as of the close of such previous year and for the year then ended and prepared in accordance with GAAP. Such statements shall be accompanied by an unqualified opinion of an independent certified public accountant satisfactory to Lender.

          (c)  Certificates.

               (i) With each of the audited financial statements delivered pursuant to Section 5.4(b), a certificate of the independent certified public accountants addressed to Lender to the effect that they have reviewed and are familiar with this Agreement and that, in examining such financial statements, they did not become aware of any fact or condition which then constituted an Event of Default or Potential Event of Default, except for those, if any, described in reasonable detail in such certificate.

               (ii) With each of the annual audited financial statements delivered pursuant to Section 5.4(b) and with each monthly unaudited financial statement delivered pursuant to Section 5.4(a), a certificate of Borrower's president or senior financial officer (A) setting forth in reasonable detail the calculations required to establish that Borrower was in compliance with the covenants set forth in Sections 6.4, 6.16 and 6.18 during the period covered in such financial statements and as at the end thereof, and (B) stating that, except as explained in reasonable detail in such certificate, (x) Borrower is, at the date of such certificate, in compliance with all of the covenants and agreements in this Agreement, and
     (y) no Event of Default or Potential Event of Default then exists. If such certificate discloses that a covenant has not been complied with or that an Event of Default or Potential Event of Default exist, such certificate shall set forth what action Borrower has taken or proposes to take with respect thereto.

          (d) Accountants' Reports. Promptly upon receipt thereof, Borrower shall deliver copies of all significant reports submitted to Borrower by independent public accountants in connection with each annual, interim or special audit of its financial statements made by such accountants, including the management letter submitted by such accountants to management in connection with its annual audit.

          (e) Annual Budget. As soon as available but in any event prior to the end of each fiscal year, Borrower's annual budgets prepared on a monthly and annual basis for the succeeding fiscal year (displaying anticipated statements of income and cash flows and balance sheet) and promptly upon preparation thereof any other significant budgets which they prepare (including any revisions of such annual or other budgets).

          (f) Reports to Senior Lender. Together with any compliance certificate furnished to Senior Lender pursuant to the Senior Loan Agreement, Borrower shall also deliver to Lender a copy of the same setting forth in reasonable detail all calculations for all amounts contained therein and, together with all other notices or certificates furnished to Senior Lender pursuant to the Senior Loan Agreement, Borrower shall also deliver to Lender a copy of the same.

     5.5 Notices to Lender. Borrower shall notify Lender in writing of the following matters at the following times:

          (a) Promptly after becoming aware thereof, any Event of Default or Potential Event of Default.

          (b) Promptly after becoming aware thereof, the assertion by the holder of any Indebtedness in excess of $250,000, including Senior Lender, that a default exists with respect thereto or that Borrower is not in compliance with the terms thereof, or the threat or commencement by such holder of any enforcement action because of such asserted default or non-compliance.

          (c) Promptly after becoming aware thereof, any event, occurrence or condition that is reasonably likely to have a Material Adverse Effect.

          (d) Promptly after becoming aware thereof, any pending or threatened action, suit, proceeding or counterclaim by any Person, or any pending or threatened investigation by any governmental authorities, which could result in a Material Adverse Effect.

          (e) Promptly after becoming aware thereof, any pending or threatened strike, work stoppage, material unfair labor practice claim or other material labor dispute affecting Borrower that could reasonably be expected to have a Material Adverse Effect.

          (f) Promptly after becoming aware thereof, any violation of any law, statute, regulation or ordinance of any governmental authority (including, without limitation, any Environmental and Safety Requirement) which could reasonably be expected to have a Material Adverse Effect.

          (g) (A) Promptly and in any event within 5 days after receipt thereof by Borrower or any of its ERISA Affiliates, copies of each notice from the IRS relating to the disqualification of any Plan that is intended to be qualified under Section 401(a) of the Code; (B) promptly and in any event within 5 Business Days of the occurrence of the event, written notice of any event with respect to any Plan which could result in the incurrence by Borrower or any of its ERISA Affiliates of any material liabilities, fine or penalty; (C) together with each copy of such notice received by Borrower or any of its ERISA Affiliates, a written statement of Borrower's senior financial officer setting forth details as to all events referred to therein and the action with respect thereto taken, or proposed to be taken, by Borrower or its ERISA Affiliates, as applicable, and a copy of any notice, filing or correspondence to or required by the IRS, the Department of Labor, or any government agency or adverse party as may be applicable.

Each notice given under this Section 5.5 shall describe the subject matter thereof in reasonable detail and shall set forth the action that Borrower has taken or propose to take with respect thereto.

     5.6 Maintenance of Insurance. Borrower shall maintain insurance on its properties and businesses with reputable insurance companies in such amounts, of such types and covering such casualties, risks and contingencies as is ordinarily carried by companies engaged in similar businesses and owning similar properties in the same general areas in which they operate.

     5.7 Maintenance of Properties. Borrower shall maintain and preserve all of its properties which are necessary for the proper conduct of its businesses in good working order and condition, ordinary wear and tear excepted.

     5.8 Keeping of Records and Books of Account. Borrower shall keep complete and accurate records and books of account, in which full and correct entries in accordance with GAAP shall be made of all of its financial transactions.

     5.9 Visitation Rights. Borrower shall, at any time and from time to time during normal business hours, permit Lender or any agent or representative of Lender to examine and make copies of and abstracts from the records and books of account of, and to visit its properties and to discuss its affairs, finances and accounts with any of its officers or directors and, subject to the first sentence of Section 5.4, its independent accountants.

     5.10 Compliance with Laws. Borrower shall comply in all material respects with the applicable requirements of all laws, rules, regulations and orders of any governmental authority.

     5.11 Performance of Agreements. Borrower shall use reasonable efforts to preserve its business organization and the goodwill and business of all Persons with whom it has business relations and, in that context, perform in all material respects all of the obligations to be performed by it under each lease, indenture, agreement, contract and other instrument to which it is a party or by which it and its properties may be bound, including, without limitation, the Related Transactions Documents, except where its failure to so perform would not have a Material Adverse Effect.

     5.12  Environmental and Safety Matters.

          (a) Borrower shall comply in all material respects with all Environmental and Safety Requirements.

          (b) Borrower shall respond immediately to any release or threatened release of any hazardous, toxic or otherwise dangerous material, substance or waste in a manner which complies with and meets all standards imposed by any and all Environmental and Safety Requirements.

          (c) If Lender at any time has reason to believe, in its sole and reasonable judgment, that any activities, events or conditions on any property or facility owned, operated or otherwise used by Borrower has been or may be operated in violation of any Environmental and Safety Requirements, or contaminated with any hazardous, toxic or otherwise dangerous material, substance or waste, or subject to any governmentally imposed obligation to conduct any corrective, investigatory, response or remedial action, then Borrower shall, at Borrower's own cost and expense, if Lender so elects, conduct, as appropriate, such investigation or study, through retention of a consulting firm reasonably satisfactory to Lender, as is necessary to demonstrate that such activities, operations, property or facility have not had or are not reasonably likely to have a Material Adverse Effect.

     5.13 Use of Proceeds. Borrower shall use the proceeds hereunder solely to consummate the Acquisition and the fees and expenses arising in connection with the Related Transactions or the Related Transactions Documents.

     5.14 Assertion of Rights Under Certain Agreements. Borrower shall (a) promptly notify Lender of each and every dispute with, and claims against, any Person for which Borrower has or may have a claim under the Merger Agreement or any documents, agreements, certificates or instruments executed or delivered in connection therewith, (b) diligently enforce such claim and (c) promptly provide Lender with copies of all notices, demands, requests and other communications sent or received by Borrower pursuant to the Merger Agreement, together with prior written notice of Borrower's intention to exercise any power, right or remedy pursuant to the Merger Agreement.


                                   ARTICLE 6

                               NEGATIVE COVENANTS
                               ------------------

     Borrower covenants that, except with the prior written consent of Lender, so long as any of the Obligations remain outstanding:

     6.1 Indebtedness. Borrower shall not create, incur, assume, guarantee or be or remain liable for, contingently or otherwise, or suffer to exist, any Indebtedness, except for the following:

          (a) the Obligations; and

          (b) the Senior Indebtedness.

     6.2  Liens.   Borrower shall not create, assume, incur or suffer to be
created, assumed, incurred or to exist, any Lien on any of its now owned or hereafter acquired property except for (i) Liens granted to Senior Lender pursuant to the terms of the Senior Loan Documents; (ii) Liens for taxes not yet due or for taxes being contested in good faith by appropriate proceedings, (iii) Liens of landlords, carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due or which are being contested in good faith and by appropriate proceedings, (iv) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), surety, appeal and performance bonds, (v) zoning restrictions, easements, licenses, reservations, covenants, rights of way, utility easements, building restrictions and other similar charges or encumbrances on the use of real property which do not interfere with the ordinary conduct of the business of Borrower, (vi) rights of lessors with respect to leases of machinery, equipment or real property of Borrower; (vii) any judgment lien the existence or continuance of which does not constitute an Event of Default under Section 7.1(h); and (viii) any other Liens existing on the date hereof which constitute Permitted Liens [(as defined in the Senior Loan Agreement)].

     6.3 Contingent Obligations. Borrower shall not become liable for any Contingent Obligations.

     6.4 Operating Lease Obligations. Borrower shall not enter into any lease of real or personal property if, after giving effect thereto, the aggregate amount of all rental and other payments under such lease and all other leases of Borrower then in effect would exceed for any fiscal year an amount equal to
________.

     6.5 Merger or Sale. Borrower shall not (a) be a party to any merger, liquidation or consolidation (other than those associated with the Acquisition),
(b) sell, transfer, convey, lease or otherwise dispose of any of its assets, except for (i) the sale of inventory by Borrower in the ordinary course of business, (ii) sales by Borrower of worn-out, excess or obsolete equipment or other equipment, in each case, consistent with the terms of [Section ___ of the Senior Loan Agreement (as in effect on the date hereof)], or (c) sell with recourse, or discount or otherwise sell for less than the face thereof, any of its accounts or notes receivable.

     6.6 Purchase or Acquisition. Except as contemplated by the Related Transactions Documents, Borrower shall not purchase or otherwise acquire, or enter into any agreement to purchase or acquire (a) all or substantially all of the assets or the capital stock or other ownership interests of any Person or of the business conducted by any Person or (b) any property or assets outside of the ordinary course of business.

     6.7 Investments. Except as contemplated by the Related Transactions Documents, Borrower shall not make or permit to exist any Investment in any Person, except for: (a) advances to employees of Borrower for travel or other ordinary business expenses in the ordinary course of, and pursuant to the reasonable requirements of Borrower's business; (b) extensions of credit by Borrower in the nature of accounts or notes receivable arising from the sale of goods and services in the ordinary course of business; (c) shares of stock, obligations or other securities received by Borrower in settlement of claims arising in the ordinary course of business; (d) securities issued or fully guaranteed or insured by the United States of America or any agency thereof and maturing within one year; (e) time deposits and certificates of deposits of a commercial bank organized under the laws of the United States of America having capital and surplus in excess of $100,000,000 and maturing within one year; (f) commercial paper of any United States corporation rated at least A-1 by Standard & Poor's Corporation or at least P-1 by Moody's Investors Service, Inc. and maturing within one year; and (g) investments in money market funds substantially all of whose assets are comprised of securities of the type described in (f) and (g) above.

     6.8 Distributions. Borrower shall not directly or indirectly, declare or make, or incur any liability to make, any Distributions.

     6.9 Amendments or Changes in Agreements. Borrower shall not amend its Articles of Incorporation or By-Laws. Borrower shall not modify, alter, supplement, extend, amend or waive any rights under any of the Related Transactions Documents without the prior written consent of Lender; [provided, however, that Borrower may, without the prior written consent of Lender, modify or otherwise amend the terms of the Senior Loan Documents in a manner permitted by Section __ of the Intercreditor Agreement (as in effect on the date hereof)]. Borrower shall not enter into, modify, alter, supplement, extend, amend or waive any right under any agreement or understanding of any kind with any key employee, member of Borrower's senior management or consultant without the prior written consent of Lender.

     6.10 Transactions with Affiliates. [Except as permitted by the terms of the Senior Loan Agreement (as in effect on the date hereof)], Borrower shall not enter into or be a party to any transaction or arrangement, including, without limitation, the purchase, sale, lease or exchange of property or the rendering of any service, with any of its Affiliates.

     6.11 Business Conducted. Borrower shall not enter into any new business unrelated to its business as conducted on the date hereof or make any change which is material, either individually or in the aggregate, in any of its business objectives, purposes and operations as disclosed to Lender on the date hereof.

     6.12  Fiscal Year.  Borrower shall not change its fiscal year.

     6.13 Sale and Leaseback Transactions. Borrower shall not, directly or indirectly, enter into any arrangement with any Person providing for Borrower to lease or rent property that Borrower has or will sell or otherwise transfer to such Person.

     6.14 Investment Banking, Broker's and Finder's Fees. Except (a) as set forth in paragraph (f) of Article III, (b) for amounts payable to [Ridge Capital Corporation] pursuant to its management agreement with Borrower or (c) for any amounts payable to Senior Lender pursuant to the Senior Loan Documents, Borrower shall not pay or agree to pay, or reimburse any other Person with respect to, any investment banking or similar or related fee, underwriter's fee, finder's fee or broker's fee to any Person in connection with the consummation of the Related Transactions. Borrower shall defend and indemnify Lender against and hold Lender harmless from all claims of any Person for any such fees and all costs and expenses, including, without limitation, attorneys' fees, incurred by Lender in connection therewith.

     6.15 Subsidiaries. Except as contemplated by the Related Transactions, Borrower shall not, directly or indirectly, organize or acquire any Subsidiary.

     6.16 Capital Expenditures. Borrower shall not make or incur any Capital Expenditures if, after giving effect thereto, the aggregate amount of all Capital Expenditures made by Borrower would exceed ________ during any fiscal year.

     6.17 Allocation of Consideration. Borrower shall take no action in preparation of tax returns or financial statements that is inconsistent with the allocation of the consideration paid by Lender for the Note and the Securities purchased by it in connection with the Share Purchase.

     6.18  Additional Financial Covenants. [TO BE INSERTED]

     6.19 Waiver of Rights Under Certain Agreements. Borrower shall not, without the prior written consent of Lender, waive, release or discharge any Person with respect to any of the rights, representations, warranties, covenants, indemnification agreements or other agreements in favor of Borrower in connection with the Acquisition or other Related Transactions, or compromise or settle any claim or dispute with respect thereto (it being understood that no such waiver, release, discharge, compromise or settlement shall be effective without the prior written consent of Lender).


                                   ARTICLE 7

                                    DEFAULT
                                    -------

     7.1 Events of Default. The occurrence of any of the following events shall constitute an Event of Default hereunder:

          (a) Borrower shall fail to pay when due (i) any interest owing on the Obligations or (ii) any Principal; or

          (b) Borrower shall default (i) in the payment when due, subject to any applicable grace period, of any Indebtedness or Contingent Obligation in excess of [$250,000] (other than (A) any Indebtedness constituting Obligations, and (B) the Senior Indebtedness), or (ii) in the performance of any other covenant, agreement, term or condition contained in any agreement under which any such Indebtedness or Contingent Obligation is created if the effect of such default is to cause, whether automatically or by declaration of acceleration, or permit the holder of such obligation to cause such obligation to become due prior to its stated maturity; or

          (c) an Event of Default shall occur under the Senior Loan Documents which shall result in the [acceleration] of the Senior Indebtedness; or

          (d) any representation or warranty made herein by Borrower, or in any certificate or financial statement furnished by Borrower pursuant to the provisions hereof, shall prove to have been false or misleading in any material respect as of the time made or furnished; or

          (e) Borrower shall default in the performance of or compliance with any of the covenants set forth in Section 5.1, 5.4 or 5.13 or Article 6 hereof; or

          (f) Borrower shall default in the performance of or compliance with any other covenant, condition or provision of this Agreement or other Senior Subordinated Loan Documents to which it is a party (and not constituting an Event of Default under any of the other subsections of this Section 7.1) and such default shall not be remedied for a period of 30 days after notice thereof; or

          (g) a final judgment not fully covered by insurance or otherwise indemnified to Lender's satisfaction which, with all other such undischarged final judgments against Borrower, exceeds an aggregate of [$250,000] shall have been entered against Borrower if, within 30 days after the entry thereof, such judgment shall not have been discharged or execution thereof stayed pending appeal, or if, within 30 days after the expiration of any such stay, such judgment shall not have been discharged, or if, enforcement proceedings shall have been commenced by any creditor upon such judgment; or

          (h) a proceeding shall have been instituted in a court having jurisdiction seeking a decree or order for relief in respect of Borrower in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Borrower or for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of 60 consecutive days or such court shall enter a decree or order granting the relief sought in such proceeding; or

          (i) Borrower shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Borrower or for any substantial part of its property, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action in furtherance of any of the foregoing.

     7.2  Consequences of Event of Default.

          (a) Bankruptcy.  If an Event of Default specified in Section 7.1(h) or
(i) hereof shall occur, the unpaid balance of the Note and interest accrued thereon and all other liabilities of Borrower hereunder and thereunder shall be immediately due and payable, without presentment, demand notice, protest or any other demand or notice in connection with the delivery, acceptance, performance, default or enforcement of the Note, all of which are hereby expressly waived.

          (b) Other Defaults. If any other Event of Default shall occur, Lender may, at its option declare the unpaid balance of the Note and interest accrued thereon and all other liabilities of Borrower hereunder and thereunder to Lender shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived.

     7.3 Other Rights. The rights and remedies of Lender upon the occurrence of an Event of Default set forth in Section 7.2 hereof are in addition to and not in limitation of any other rights it may have under applicable law and other agreements.


                                   ARTICLE 8

                    REPRESENTATIONS AND WARRANTIES OF LENDER
                    ----------------------------------------

     Lender represents and warrants to Borrower as follows:

     8.1 Capacity. Lender has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of and to protect its own interest in connection with the acquisition of the Note and Securities.

     8.2 Accredited Investor. Lender is an "accredited investor" as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

     8.3 Investment Purpose. Lender is making this investment for its own account and not for the account of others and not with a view to the distribution thereof and has no present intention of reselling the Note or Securities.


                                   ARTICLE 9

                              TRANSFER OF THE NOTE
                              --------------------

     9.1 Successors and Assigns in General. This Agreement shall be binding upon and, subject to Section 9.2, inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrower may not, except as contemplated by the Acquisition and other Related Transactions, assign or transfer its rights hereunder or any interest herein or delegate its duties hereunder without the prior written consent of Lender. Lender shall give Borrower prompt written notice of any assignment of or participation in the Obligations. Borrower shall maintain a register, which shall include, without limitation, a record of ownership that identifies each owner of any interest in the Obligations, for registration as to the rights to principal and interest on the Note and shall promptly register any such assignment or participation in the Obligations upon receipt of such notice.

     9.2 Transfer. Lender or any assignee of Lender may assign all or any portion of its interest in and rights under this Agreement and the Note to any other Person (an "Assignee"), or grant a participating or beneficial interest in this Agreement and the Obligations to any lending institution (a "Participant") subject to the following conditions:

          (a) Securities Laws. Such assignment or participation shall not be made under circumstances as may constitute a violation of federal securities laws or any applicable state securities laws or regulations.

          (b) Payments; Set Off. Any payments to or recoveries by Lender or any Assignee or Participant under this Agreement or under any instrument or agreement delivered in connection herewith shall be for the account of Lender, and all Assignees and Participants, in proportion to the amount of each such Person's interest in the Obligations. Rights of set off and banker's lien, if any, may be exercised by each such Person, and amounts and property so set off or covered by such Lien may be applied to all or any of the obligations incurred by Borrower under this Agreement, and all other amounts payable by Borrower under this Agreement which may be due or unpaid as determined by Lender, Assignees or Participants to the end that the property and credit balances of Borrower with each such Person shall be security for, and may be applied to the payment of, all or any of the obligations incurred by Borrower under this Agreement, and such other amounts as though such rights were exercised, and such amounts were recovered, by Lender.

          (c) Further Assurance. Borrower shall, from time to time at the request of Lender, execute and deliver to Lender or to such party or parties as Lender may designate, any and all further instruments as may in the reasonable opinion of Lender be necessary or advisable to give full force and effect to any transfer contemplated by this Article 9.


                                   ARTICLE 10
                                 MISCELLANEOUS
                                 -------------

     10.1 Modifications, Amendments or Waivers. The provisions of this Agreement may be modified, amended or waived, but only by a written instrument signed by Lender and Borrower.

     10.2 No Implied Waivers; Cumulative Remedies; Writing Required. No delay or failure of Lender in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder of Lender are cumulative and not exclusive of any rights or remedies which they would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of Lender of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent in such writing specifically set forth.

     10.3 Reimbursement of Expenses; Taxes. Borrower agrees upon demand to pay or reimburse Lender for all of its reasonable out-of-pocket expenses, including, without limitation, all travel expenses and all legal, consulting, accounting and independent analyst fees and expenses, from time to time (a) arising in connection with the Related Transactions or the Related Transactions Documents,
(b) relating to any amendments, waivers or consents pursuant to the provisions hereof or thereof, (c) incurred by Lender or its designees in the performance of their duties as directors of Borrower; (d) arising in connection with the assertion of any claims or demands, or the enforcement of any rights or remedies; and (e) arising in connection with the enforcement of the Senior Subordinated Loan Documents, collection of the Obligations or actions for declaratory relief in any way related thereto or the protection or preservation of any rights of Lender hereunder. Borrower also agrees to pay and save Lender harmless from all liability for any stamp or other similar taxes which may be payable in connection with this Agreement and the other Senior Subordinated Loan Documents or the performance of any transactions contemplated hereby or thereby.

     10.4 Notices. All notices and other communications given to or made upon any party hereto in connection with this Agreement shall, except as otherwise expressly herein provided, be in writing (including telexed or telecopied communication) and mailed, telexed, telecopied or delivered by hand or by reputable overnight courier service to the respective parties, as follows:

          Borrower:           [R-B CAPITAL CORPORATION]
                              _____________________________
                              _____________________________
                              Attn: President
                              Telecopy: _____________________

          With a copy to:     Mayer, Brown & Platt
                              190 South LaSalle Street
                              Chicago, Illinois 60603
                              Attn: Richard S. Millard, Esq.
                              Telecopy: (312) 701-7711

          Lender:             William Blair Mezzanine Capital Fund II, L.P.
                              222 West Adams Street
                              Chicago, IL 60606
                              Attn: Terrance M. Shipp
                              Telecopy: (312) 236-8075

          With a copy to:     Altheimer & Gray
                              10 South Wacker Drive
                              Suite 4000
                              Chicago, IL 60606
                              Attn: Robert L. Schlossberg, Esq.
                              and Laurence R. Bronska, Esq.
                              Telecopy: (312) 715-4800

or in accordance with any subsequent written direction from the recipient party to the sending party. All such notices and other communications shall, except as otherwise expressly herein provided, be effective upon delivery if delivered by hand; when deposited with a reputable courier service, delivery charges prepaid; when deposited in the mail, postage prepaid; or in the case of telex or telecopy, when received.

     10.5 Survival. All representations, warranties, covenants, indemnifications, consents and agreements of Borrower contained herein or made in writing in connection herewith shall survive the execution and delivery of this Agreement, the making of the term loan hereunder and the issuance of the Note and, notwithstanding any implication to the contrary, shall remain in effect through, but not beyond, the date that all amounts due hereunder are paid to Lender.

     10.6 Governing Law; Consent to Jurisdiction and Service of Process; Waiver of Jury Trial.

          (a) Governing Law. THIS AGREEMENT, THE NOTE AND THE OTHER SENIOR SUBORDINATED LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE DEEMED TO BE CONTRACTS UNDER THE LAWS OF THE STATE OF ILLINOIS AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF ILLINOIS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF ILLINOIS.

          (b) Consent to Jurisdiction and Service of Process. BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF COOK, STATE OF ILLINOIS AND AGREE THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER SENIOR SUBORDINATED LOAN DOCUMENTS MAY BE LITIGATED IN SUCH COURTS. BORROWER ACCEPTS THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND WAIVE ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY. BORROWER DESIGNATES AND APPOINTS THE PRENTICE-HALL CORPORATION SYSTEM, INC. AND SUCH OTHER PERSONS AS MAY HEREAFTER BE SELECTED BY BORROWER WHICH IRREVOCABLY AGREES IN WRITING PURSUANT TO AN APPOINTMENT OF AGENT AGREEMENT TO SO SERVE AS THEIR AGENT TO RECEIVE ON THEIR BEHALF SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY BORROWER TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. A COPY OF ANY SUCH PROCESS SO SERVED SHALL BE MAILED BY REGISTERED MAIL TO BORROWER AT THE ADDRESS STATED IN SECTION 10.4; PROVIDED, HOWEVER, THAT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY BORROWER REFUSES TO ACCEPT SERVICE, BORROWER AGREES THAT SERVICE UPON THEM BY MAIL SHALL CONSTITUTE SUFFICIENT NOTICE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF LENDER TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

          (c) Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER SENIOR SUBORDINATED LOAN DOCUMENT. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF TRIAL BY JURY.

     10.7 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law in any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating any other provision of this Agreement.

     10.8 Headings. Section and subsection headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

     10.9 Counterparts. This Agreement may be executed in any number of counterparts and by any of the parties hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument.

     10.10  Indemnification.

          (a) General. (i) In addition to all of Borrower's other obligations under this Agreement and the other Senior Subordinated Loan Documents, Borrower agrees to defend, protect, indemnify and hold harmless each of Lender, its Assignees and Participants, and all of their respective officers, directors, shareholders, partners, employees, attorneys, consultants and agents (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in this Agreement) (collectively, the "Indemnitees") from and against any and all losses, damages, liabilities, obligations, penalties, fees, costs and expenses (including, without limitation, reasonable attorneys' and paralegals' fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the date of this Agreement, whether direct, indirect or consequential, as a result of or arising from or relating to any suit, investigation, action or proceeding by any Person, either threatened or initiated, asserting a claim for any legal or equitable remedy against any Person under any law or regulation (other than suits or other actions by Borrower against an Indemnitee where Borrower is successful on the merits), regardless of whether the Indemnitee seeking indemnification is a party to the action or proceeding for which indemnification is sought, including, without limitation, any federal or state securities or labor laws, or under any Environmental and Safety Requirements or common law principles arising from or in connection with any of the following: (A) Borrower's negotiation, preparation, execution or performance of the Senior Subordinated Loan Documents or any other documents, agreements, certificates or instruments executed or delivered in connection with the Related Transactions, including, without limitation the Related Transactions Documents, (B) Lender's furnishing of funds to Borrower under this Agreement or under the Note or (C) any matter relating to the financing transactions contemplated by this Agreement, the other Senior Subordinated Loan Documents or by any document, agreement, certificate or instrument executed or delivered in connection with the transactions contemplated hereby or thereby (including, without limitation, any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the Obligations) (collectively, "Indemnified Matters"). Notwithstanding the foregoing, Indemnified Matters shall not include losses, damages, liabilities, obligations, penalties, fees, costs and expenses incurred by any Indemnitee in connection with (1) any violations of law or governmental regulations by such Indemnitee, (2) any acts of willful misconduct or gross negligence by such Indemnitee, (3) any actions against such Indemnitee by partners, shareholders or creditors of such Indemnitee or partners, shareholders or creditors of such Indemnitee's ultimate parent company or (4) any action against such Indemnitee to the extent based on such Indemnitee's status as a shareholder of Borrower. To the extent that this undertaking to indemnify, pay and hold harmless set forth in this Section 10.10 may be unenforceable for any reason, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

          (b) Environmental Liabilities. Without limiting the generality of the indemnity set forth in Section 10.10(a) hereof, Borrower hereby further agrees to indemnify and to hold harmless Lender and all Indemnitees from and against any and all losses, liabilities, damages, obligations, penalties, injuries, costs, fees (including, without limitation, reasonable attorneys', paralegals' and expert witnesses' fees, costs and expenses), expenses and claims of any and every kind whatsoever paid, incurred or suffered by, or asserted against, each of Lender or any Indemnitee for, with respect to, or as a direct or indirect result of, the past, present or future events, activities or operations on, or the past, present or future condition of, any property owned, operated or otherwise used by Borrower, any Environmental Affiliate, or its or their predecessors or successors, or any off-site hazardous, toxic or otherwise dangerous material, substance or waste treatment, storage or disposal facility associated therewith (the "Properties"), including, without limitation, the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, release, or threatened release into, onto or from the Properties of any toxic, hazardous or otherwise dangerous substance, material or waste, including, without limitation, any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental and Safety Requirement regardless of whether caused by, or within the control of, Borrower.

     10.11 Payment Set Aside. To the extent that Borrower makes a payment or payments to Lender, or Lender exercises its rights of set off, and such payment or payments or the proceeds of such set off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to Borrower, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set off had not occurred.

     10.12 Interpretation. In this Agreement and each other Senior Subordinated Loan Document, unless a clear, contrary intention appears, (a) the singular number includes the plural number and vice versa, and (b) reference to any gender includes each other gender (including the neuter gender).

     IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

                                 LENDER:
                                 ------

                                 WILLIAM BLAIR MEZZANINE CAPITAL FUND II, L.P.

                                 By:  William Blair Mezzanine Capital
                                      Partners II, L.L.C., its general partner


                                      By:______________________________________
                                                  A Managing Director


                                 BORROWER:
                                 --------

                                 [R-B CAPITAL CORPORATION]


                                 By:___________________________________________
                                 Its:__________________________________________